Filed pursuant to
                                                                 Rule 424(b) (2)
                                                      Registration No. 333-57364


                                 $30,000,000,000
                                 CITIGROUP INC.
                       Medium-Term Senior Notes, Series E
                    Medium-Term Subordinated Notes, Series E
                 Due Nine Months or More From the Date of Issue

                  Pricing Supplement No. 2, dated July 12, 2001
                (To Prospectus Supplement, dated April 23, 2001,
                      to Prospectus, dated March 30, 2001).

                              DESCRIPTION OF NOTES

         The terms of the Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citigroup Inc.'s Medium-Term Senior Notes, Series E set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:
----------------

Title of Notes:                        Citigroup Inc. Medium-Term Senior Notes,
                                       Series E
CUSIP No.:                             17306E AE 4
ISIN:                                  US17306E AE 41
Aggregate Principal Amount:            $2,000,000,000.00
Issue Price:                           100.00%
Proceeds to Citigroup on
 initial issuance:                     $1,997,500,000.00
Issue Date:                            July 17, 2001
Stated Maturity Date:                  July 17, 2003
Type of Interest on Note:              Floating Rate
Base Rate:                             LIBOR Telerate
Computation of Interest:               Actual/360
Index Maturity:                        3 months
Interest Reset Date:                   Interest Payment Date
Rate Determination Date:               2 London banking days prior to the
                                       Interest Reset Date
Spread (+/-)                           +9 bps
Initial Interest Rate:                 3.84875% per annum
Interest Payment Dates:                Quarterly, on the 17th of each January,
                                       April, July and October (or if such day
                                       is not a business day, the next following
                                       business day)
First Interest Payment Date:           October 17, 2001
Record Dates:                          The 15th calendar day immediately
                                       preceding an Interest Payment Date
Optional Redemption:                   No
Agents:                                The Agents listed below, each as
                                       Principal, have severally, and not
                                       jointly, agreed to underwrite the
                                       principal amount of Notes set forth
                                       opposite its name:

Agent                                        Principal Amount
-----                                        ----------------
Salomon Smith Barney Inc.                    $1,700,000,000
J.P. Morgan Securities Inc.                     100,000,000
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated                        100,000,000
Westdeutsche Landesbank Girozentrale            100,000,000


Commission or Discount:                $2,500,000.00


The Agents have advised Citigroup that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

The Agents expect that the Notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream or the Euroclear System on or about July 17, 2001.